EXHIBIT 10.3


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of June 5, 1998, by and between INNOVATIVE TRANSDUCERS INC., a Delaware corporation, with offices at 17200 Park Row, Houston, Texas 77084-3925 ("ITI" or "Buyer"), and BISON INSTRUMENTS, INC., a Minnesota corporation, with offices at 5610 Rowland Road, Minneapolis, Minnesota 55343-8956 ("Bison" or "Seller").

                                    RECITALS

         Seller desires to sell and Buyer desires to purchase all of Seller's right, title and interest in and to the Assets defined herein pursuant to the terms and conditions of this Agreement.

         Therefore, Seller agrees to sell and Buyer agrees to purchase the Assets on the terms and conditions set forth in this Agreement.

                          ARTICLE 1. PURCHASE AND SALE

1.1 Assets. Subject to the terms of this Agreement, Seller agrees to convey, transfer and assign to Buyer, and Buyer agrees to accept, as of the Closing Date, all of Seller's right, title and interest in and to the Jupiter and Galileo product lines (hereinafter collectively referred to as the "Assets"). The Assets including without limitation:

         1.1.1 Inventories. All of Seller's right, title and interest in the inventory of finished goods, work in progress, raw materials, parts, rental equipment and all other materials and supplies associated with the Jupiter and Galileo product lines as listed and valued on Schedule 1.1.1 (the "Inventories");

         1.1.2 Intellectual Property. All of Seller's intellectual property used in developing or operating the Assets, including without limitation proprietary computer software, patents, trade secrets, copyrights, marks, logos, goodwill, and the property licensed to Seller in that certain License Agreement With One Time Fee dated November 1, 1996, between Bison Instruments, Inc. and Hugh Winkler, but excluding those assets identified in Section 1.2.7 of the Agreement (the "Intellectual Property");

         1.1.3 Contracts. All of Seller's right, title and interest in the contracts, agreements and commitments related to the purchase of the Jupiter and Galileo products, as listed on Schedule
                  1.1.3 hereto;

         1.1.4 Records. All of Seller's right, title and interest in all files, records and other data (including but not limited to those in electronic format) in the actual


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                  possession of Seller related to the Inventories and
                  Intellectual Property including without limitation all operational records, technical records, contract files, computer records, computer tapes and disks, supplier lists, marketing document, credit information, operating guides and manuals, sales records, research and development reports and records, and production reports and records, but excluding accounting and tax records and any documents covered by the attorney-client communication or attorney work product privileges (the "Seller Records");

         1.1.5 Names. All rights of any kind whatsoever in the names "Bison Instruments", "Galileo", and "Jupiter". However, Buyer agrees that (a) for a period of one (1) year, Seller may continue to use the name "Bison Instruments" in connection with Seller's sale and servicing of its inventory that exists for seismographic product lines other than the Jupiter and Galileo product lines, and (b) Seller may continue to use the name "Bison Instruments, Inc." in connection with Seller's operation of its Bison Instruments, Inc. company only if such company's operations do not compete in the same market encompassing Buyer's seismographic products;

         1.1.6 Manufacturing Documentation. All of Seller's right, title, and interest in all manufacturing documentation associated with the seismograph product lines listed on Schedule 1.1.6.

1.2 Retained Assets. The Assets to be conveyed to Buyer do not include any assets other than those set forth in Section 1.1 and exclude specifically, without limitation, the following property:

         1.2.1 Records. Any of Seller's corporate, financial and accounting and tax records, and legal files, except that Seller will provide Buyer with copies of any tax records that are necessary for Buyer's ownership, administration or operation of the Assets.

         1.2.2 Confidential Information. Notwithstanding any other provision of this Agreement to the contrary, any records or data that Seller reasonably considers proprietary or confidential (including without limitation employee information and excepting the documents described in 1.1.6 above), or which Seller cannot provide to Buyer because of third-party restrictions;

         1.2.3    Cash. All of Seller's cash.

         1.2.4    Accounts Receivable. All of Seller's accounts receivable.

         1.2.5    Tax Refunds. Any tax refunds due to Seller.


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         1.2.6    Other Product Lines. The assets associated with product lines of Seller other than the Jupiter and Galileo product lines, other than those assets described in Section 1.1.7 above.

         1.2.7 Retained Intellectual Property. All of Seller's right, title, and interest in the BISON graphic logo identified in Schedule
                  1.2.7 as the "BISON LOGO". Buyer shall have no rights in or to the BISON LOGO, including, without limitation, the right to use the BISON LOGO. Seller grants a non-exclusive, worldwide license to Buyer to use the BISON Word Mark in connection with the Assets and for no other use. All other rights in the BISON Word Mark are reserved to Seller. Buyer acknowledges that the BISON Word Mark is the property of the Seller and that by this Agreement Buyer acquires license rights and not the right, title or interest in or to the BISON Word Mark. Buyer shall not, during the term of this Agreement or thereafter, adopt or use any service mark, trade name, or trademark confusingly similar to the BISON Word Mark. Buyer acknowledges that strict observance and performance of the terms of this section of the Agreement are necessary to protect Seller and the BISON Word Mark. IN that regard, Buyer agrees that the BISON Word Mark shall be used only in connection with the Assets and the quality of the Assets will be the same quality or better than the quality of the Assets as presently manufacturing and distributed by Seller. In all agreements entered into by Buyer in which Buyer's right in the BISON Word Mark are assigned, Buyer shall specify that all such assignments are subject to the terms of this Section 1.2.7 and such assignees shall agree to include such terms in any subsequent assignments. Buyer and any and all subsequent assignees shall notify Seller of such assignments of any rights to the BISON Word Mark.

         1.2.8 Customer Lists. All of Seller's right, title and interest in Seller's customer lists. However, Seller shall provide Buyer with copies of Seller's customer lists used for developing or operating the Assets and Buyer shall have the exclusive right to use such lists only in connection with the marketing and selling of the Assets in the seismographic market.

                      ARTICLE 2. CONSIDERATION AND PAYMENT

2.1 Consideration. At Closing, Buyer will pay Seller Four Hundred Seventy-four Thousand Dollars ($474,000) in cash, such amount being subject to adjustment as provided in Section 2.2 of this Agreement (collectively the "Cash Consideration").

2.2 Adjustments to the Cash Consideration after Closing. Adjustments to the Cash Consideration shall be made as between the Seller and the Buyer, as follows:

         2.2.1 Settlement Statement. The Cash Consideration payable to Seller at Closing will be subject to the adjustments set forth in
                  Section 2.2.2 and

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                  2.2.3. Within sixty (60) days after Closing, the Buyer will prepare and provide to Seller a settlement statement showing all adjustments to the Cash Consideration paid at Closing pursuant to this Section 2.2. (However, failure of Buyer to complete the settlement statement within sixty (60) days after Closing will not constitute a waiver of any right to an adjustment otherwise due.) Seller will have thirty (30) days after receiving the settlement statement to provide Buyer with any written exceptions to any items in the settlement statement that Seller believes in good faith to be questionable. Any such disputed items will be resolved as provided in Section 2.3.1 All items in the settlement statement to which Seller does not except in writing within the thirty (30) day review period will be deemed correct.

         2.2.2 Upward Adjustments. The Cash Consideration will be increased by any increase in value of the Inventories, such value to be determined in accordance with Section 7.1.

         2.2.3 Downward Adjustments. The Cash Consideration will be decreased by any decrease in value of the Inventories, such value to be determined in accordance with Section 7.1.

         2.2.4 Payment of Undisputed Adjustments. Seller and Buyer, as applicable, will pay each other the undisputed adjustment to the Cash Consideration contained in the settlement statement within ten (10) days after the expiration of Seller's thirty
                  (30) day review period for the settlement statement.

2.3.     Resolution of Disputed Adjustments.

         2.3.1 Resolution of Disputed Adjustments. If Seller and Buyer are unable, within ten (10) days after the expiration of Seller's thirty (30) day review period for the settlement statement, to resolve any disputed items pertaining to the settlement statement, the Seller and the Buyer agree to promptly and jointly retain the independent accounting firm of Price Waterhouse LLP to evaluate the items in dispute as between such parties and render an opinion on their validity, with each such affected party paying one-half of the charges of Price Waterhouse LLP. The determination of Price Waterhouse LLP will be final and binding on the parties. If the independent accounting firm determines that a payment or refund is due, the owing party shall pay the full amount determined by Price Waterhouse LLP to be due within ten (10) days after receiving written notice of Price Waterhouse LLP's opinion.

2.4 Payment Method. Unless the parties otherwise agree in writing, all payments under this Agreement will be by wire transfer in immediately available funds to an account designated by the party receiving payment.


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                           ARTICLE 3. REPRESENTATIONS

3.1 Reciprocal Representations. By their execution of this Agreement, Seller and Buyer make the following representations as to themselves as an executing party. These representations are deemed to be made as of the Closing Date.

         3.1.1 Requisite Authority. Seller is a corporation duly organized and in good standing under the laws of Minnesota, is duly qualified to carry on its business in the State of Minnesota, and has all the requisite power and authority to enter into and perform this Agreement. Buyer is a corporation duly organized and in good standing under the laws of Delaware, is duly qualified to carry on its business in the state of Texas, and has all the requisite power and authority to enter into and perform this Agreement.

         3.1.2 Requisite Approvals. The executing party has taken all necessary or appropriate actions to authorize (i) the execution and delivery of this Agreement and the other transaction documents referenced in this Agreement; (ii) the performance of its obligations under this Agreement and the other transaction documents; and (iii) the consummation of this transaction.

         3.1.3 Validity of Obligation. This Agreement and the other transaction documents referenced in this Agreement (I) have been duly executed and delivered by the executing party; (ii) constitute the legal, valid and binding obligations of the executing party, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles; and (iii) are enforceable against the executing party in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to credits' rights generally and general equitable principles.

         3.1.4 No Conflicts or Impediments. The consummation of the transaction contemplated by this Agreement (i) does not require the approval, authorization, consent or other action by, or filing with, any governmental authority, administrative agency, court or other party; (ii) will not breach, violate or conflict with any material agreement or instrument to which either the executing party or the Assets being transferred by the executing party is subject, including without limitation covenants imposed on the executing party by any bank or other financial institution, lender or debtholder and other terms, provisions or conditions of the Certificate of Incorporation, By-Laws or applicable shareholder agreement of the party; and
                  (iii) does not violate any judgment, decree, law, rule or regulation of any governmental authority or administrative agency, in the case of each


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                  clause (i), (ii) and (iii), in a manner that would adversely affect the transaction.

         3.1.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

         3.1.6 Broker's Fee. The executing party has not incurred any obligation for brokers, finders or similar fees for which the other executing party or parties would be liable.

3.2 Seller's Representations. By its execution of this Agreement, Seller makes the following representations to Buyer as to the Assets. These representations are deemed to be made as of the Closing Date.

         3.2.1 Preferential Rights and Consents. There are no prior or preferential rights to purchase, rights of first refusal, or other similar rights vested in any other party to purchase or otherwise acquire the Assets.

         3.2.2 Mortgages and Other Instruments. The transfer of the Assets does not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition of a lien on any portion of the Assets.

         3.2.3    Compliance with Law and Agreements. Except as disclosed on
                  Schedule 3.2.3(a), to the best of Seller's knowledge, (i) Seller is in compliance with al applicable laws, rules, and regulations of federal, state and local authorities in connection with Seller's ownership and operation of the Assets; and (ii) Seller is in compliance with all of its obligations under the Contracts and any other agreements relating to or involving the Assets. Seller is not a party to any partnership agreements, joint venture agreements, operating agreements and agreements for the sale of the Assets. Except as disclosed on Schedule 3.2.3(b), Seller is not obligated to sell, lease, market, distribute or service the Assets through or with any Person.

         3.2.4 Litigation and Claims. To the best of Seller's knowledge, there are no material actions, suits or other proceedings pending before any court or governmental agency in which Seller is a party or any other claims that (i) would result in loss of Seller's title to the Assets, (ii) would affect the value of the Assets, or (iii) would subject Buyer to an legal or monetary liability, except for those listed in Schedule
                  3.2.4 to this Agreement.

         3.2.5 FIRPTA. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.


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         3.2.6    Bulk Sales Laws. Seller represents that Seller has no
                  creditors or situations which would require the parties hereto to comply with or which would result in the violation of the requirement of any bulk sales act concerning or relating to the transactions contemplated by this Agreement.

3.3 Buyer's Representations. By execution of this Agreement, Buyer makes the following representations:

         3.3.1 Licensing. Buyer acknowledges that Buyer has met all of the requirements under applicable local, state and federal law to accept assignment of the Assets, and is not otherwise prevented from having the Assets transferred to such Buyer, and is properly authorized to operate said Assets.

                 ARTICLE 4. WARRANTIES AND WARRANTY DISCLAIMERS.

4.1 Title to Assets. Seller has good and marketable title to all of the Assets. Seller represents that it has taken no steps to register or apply for registration with respect to he Intellectual Property.

4.2 Encumbrances. Seller represents and warrants that it owns and is assigning, conveying and transferring full legal and beneficial ownership of Seller's interest in the Assets, free and clear of all assessments, charges, liens, pledges, mortgages, security interests and other encumbrances caused by Seller, other than Permitted Liens. For purposes of this Agreement, "Permitted Liens" means the following:

         (i) liens for taxes not due or due but not yet delinquent or which are being contested in good faith by appropriate proceedings;

         (ii) mechanics', materialmens', repairmen's or other like liens arising in the ordinary course of business;

4.3 Condition and Fitness of Assets. To the best of Seller's knowledge, the Inventories are of a quality usable and saleable consistent with past practice in the ordinary course of Seller's business. The Inventories will not include any obsolete, damaged or defective goods.

4.4 Subrogation of Warranties. To the extent transferable without consent of a third party, Seller will give and grant to Buyer, its successors and assigns, as to the Assets, full power and right of substitution and subrogation in and to all covenants and warranties (including warranties of title) by preceding owners, vendors, or others, given or made with respect to the Assets or any part thereof prior to the Closing Date.


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4.5      Representations and Warranties Exclusive. All representations and warranties contained in this Agreement (including without limitation those in Article 3 and 4 of this Agreement) are exclusive, and are given in lieu of all other representations and warranties, express or implied.

                           ARTICLE 5. CASUALTY LOSSES

5.1      Casualty Losses.

         5.1.1 Notice of Casualty Losses. If, prior to the date of shipment of the Assets from Seller's facilities to Buyer's facilities, all or part of the Assets are damaged or destroyed by fire, flood, storm or other casualty ("Casualty Losses"), Seller must promptly notify the Buyer in writing of the nature and extent of the Casualty Loss and Seller's estimate of the cost required to repair or replace that portion of the Assets affected by the Casualty Loss.

         5.1.2 Adjustments to Cash Consideration for Casualty Losses. With respect to each Casualty Loss to the Assets, the Buyer will have the following rights:

                  (i) If Seller and the Buyer agree on the cost to repair or replace the portion of the Assets affected by the Casualty loss, the Cash Consideration will be adjusted by the agreed cost of the Casualty Loss.

                  (ii) If Seller and the Buyer are unable to agree on the cost to repair or replace the portion of the Assets affected by the Casualty Loss, then the parties shall submit the issue to arbitration, as provided for in
                           Section 9.10, and upon determination of such cost pursuant to arbitration, the Cash Consideration will be adjusted by the arbitration derived cost of the Casualty Loss.

         5.1.3 Insurance Proceeds and Settlement Payments. If the Seller and Buyer agree to an adjustment in the Cash Consideration, Seller will be entitled to retain (i) all insurance proceeds payable to Seller with respect to such Casualty Loss, and (ii) all sums paid to Seller by third parties by reason of the Casualty Loss.

                 ARTICLE 6. CLOSING AND POST-CLOSING OBLIGATIONS

6.1 Closing. The closing of the sale (the "Closing") shall take place on or before 5:00 p.m. CST on June 5, 1998, (the actual date on which Closing occurs being the "Closing Date") at the offices of Bison Instruments, Inc., 5610 Rowland Road, Minneapolis, Minnesota, unless the parties agree in writing to another location.

6.2 Closing Obligations. At Closing, the following events will occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others.


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         6.2.1    Payment of Cash Consideration. Buyer will pay Seller the Cash
                  Consideration by wire transfer.

         6.2.2 Execution and Delivery of Closing Documents. Seller and Buyer will execute, acknowledge, and deliver the following closing documents:

                  (i) Seller will execute, acknowledge and deliver to Buyer an Assignment, Assumption and Bill of Sale (in sufficient counterparts for recording) transferring Seller's interest in the Assets to Buyer. The Assignment, Assumption and Bill of Sale will be in the form set forth in Exhibit A.

                  (ii) Seller will obtain and deliver to Buyer releases of any and all liens affecting the Assets.

                  (iii) Seller and Buyer will execute and deliver any other documents and instruments necessary to consummate the transaction contemplated by this Agreement.

6.3      Post-Closing Obligations.

         6.3.1 Recording Transfer Documents. Buyer, within thirty (30) days after Closing, will record the Assignment and Bill of Sale and all other instruments that must be recorded to effectuate the transfer of the Assets the Seller is transferring to Buyer. All costs of recording and filing these documents will be responsibility of the Buyer.

         6.3.2 Files and Records. No later than thirty (30) days after Closing, Seller will deliver to Buyer (at a location designated by Buyer) the originals or legible copies of the Seller Records relating to the Assets, the Seller is transferring to Buyer. Thereafter, Seller will forward to the Buyer any other correspondence, documents and other information Seller receives relating to the Assets the Seller is transferring to Buyer. Thereafter, Seller will forward to the Buyer any other correspondence, documents and other information Seller receives relating to the Assets the Seller transfers to Buyer. The freight costs and costs of counting and packing the Seller Records will be borne by Buyer. Seller shall pay the costs of packaging materials and will provide assistance with packing the Seller Records. If Seller retains any original Seller Records, the Buyer will have the right to review those original Seller Records during normal business hours. Seller will maintain its computer systems associated with the Assets for a period up to and including September 30, 1998 and will assist Buyer in obtaining any reasonable information from the computer systems needed to operate the Assets. After such period, Seller will give Buyer thirty (30) days' notice of Seller's intention to destroy any Seller Records, whereby Buyer will


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                  have the right to obtain such Seller Records from Seller.
                  After the thirty (30) days' notice period expires, Seller shall have the right to destroy any Seller Records it retains in accordance with its usual and customary records retention policies. Nothing herein shall be deemed to require the Buyer to maintain or refrain from disposing of any books and records transferred pursuant to this Agreement for any period of time after the Closing Date. However, if Buyer desires to dispose of any such books or records, Buyer agrees to give Seller notice of such intention and the opportunity to retain such books and records, at Seller's expense. From and after the Closing Date and upon reasonable written require, Seller and Buyer shall cooperate with each other in providing the other party with copies of books or records needed in connection with customer complaints, lawsuits, investigations, and tax audits and examination. Such books or records shall be provided at the cost and expense of the requesting party.

         6.3.3 Training Cooperation. At no cost to Buyer, Seller agrees to assist in the training of two of Buyer's technicians on assembly of the Assets over a period of five (5) full business days at Seller's facilities. Seller shall have no liability and Buyer shall have no recourse to Seller with respect to any assistance provided to Buyer by Seller as a result of its undertakings pursuant to this section.

         6.3.4 Non-competition. Seller and Buyer acknowledge that as an inducement to Buyer to enter into this Agreement and in partial consideration of the Purchase Price, Buyer has required that Seller agree that for a period of three (3) years after the Closing Date, Seller will not engage directly or indirectly anywhere in the Restricted Market (as defined below) in a business which involves products similar to the Jupiter and Galileo product lines, or solicit customers who have purchased from Seller the Jupiter and Galileo products. However, Seller may sell and service any of its existing inventory not sold to Buyer. "Restricted Market" shall mean all international markets and all areas of the United States. Seller agrees that if this Section 6.3.4 is violated, Buyer shall be entitled to seek injunctive relief in addition to any other legal remedies available to it. Seller and Buyer hereby waive any provision of applicable law that would render any provision of this Section 6.3.4 invalid or unenforceable.

         6.3.5 Subrogation of Rights. From and after the Closing Date, if Buyer becomes liable for or suffers any damage with respect to any matter associated with the Jupiter and Galileo product lines that was covered by insurance maintained by Seller or in which Seller is a named insured at or before the Closing Date, Buyer shall be and is hereby subrogated to any rights of Seller under the insurance coverage. Seller shall promptly remit to Buyer any insurance proceeds received by them on account of any such liability or damage less Seller's cost (including any claim amounts), expenses,


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                  and fees relating thereto. In the event of Seller's liability, such insurance proceeds shall be used by Seller to satisfy that liability.

         6.3.6 Customer and Business Relationships. From and after the Closing Date, Seller will cooperate with Buyer in its efforts to continue and maintain, with customers, suppliers, or other business associates of Seller, the same business relationship with Buyer after the Closing Date as maintained with Seller prior to the Closing Date, with respect to the business to be carried on by Buyer with the Assets. Seller will not take any action designed or intended to have the effect of discouraging any person from continuing or maintaining a business relationship with Buyer after the Closing Date.

         6.3.7 Further Assurances. Seller and Buyer agree to execute and deliver from time to time such further instruments and do such other acts as may be reasonably necessary to effectuate the purposes of this Agreement.

         6.3.8 Products Liability Insurance. For a period of one (1) year following Closing, Buyer shall maintain products liability insurance in adequate and appropriate amounts to cover the Inventories. For such period, if Seller becomes liable for or suffers any damage with respect to any matter that is covered by such insurance, Seller shall be and is hereby subrogated to any rights of Buyer under the insurance coverage. Buyer shall promptly remit to Seller any insurance proceeds received by them on account of any such liability or damage less Buyer's cost (including any claim amounts), expenses, and fees relating thereto. In the event of Buyer's liability, such insurance proceeds shall be used by Buyer to satisfy that liability.

         6.3.9 Letter of Credit. Within ten (10) business days after Closing, Seller shall obtain a standby letter of credit with terms mutually agreeable to Buyer and Seller in favor of Buyer to cover Seller's Retained Obligations, as defined in Section 8.3 of the Agreement, with the following terms:

                  $184,000 available up to thirty (30) days after Closing; $100,000 available from thirty (30) days to sixty (60) days after Closing;
                  $75,000 available from sixty (60) days to ninety (90) days after Closing;
                  $0 available after ninety (90) days after Closing.

                  The letter of credit shall be payable up to the amount of the claim by the issuer bank upon presentation by Buyer of a written notice of claim. Seller may request arbitration in accordance with Section 9.10 of the Agreement if it disputes Buyer's claim.

              ARTICLE 7. INVENTORIES, REVENUES, EXPENSES AND TAXES


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7.1      Accounting for Inventories. The Buyer will take a physical count of the
         Inventories within sixty (60) days of the Closing Date and will determine the fair value of the Inventories. Seller shall assist Buyer in counting the Inventories.

7.2 Expenses. Seller will be responsible for the payment of all operating expenses and capital expenditures related to the Assets the Seller transfer under this Agreement and attributable to the period prior to the Closing Date. Buyer will be responsible for the payment of all operating expenses and capital expenditures related to the Assets attributable to the period on and after the Closing Date. Any party that pays any expenses that are the responsibility of another party will be reimbursed for those expenses.

7.3      Taxes and Incidental Expenses

         7.3.1 Ad Valorem and Personal Property Taxes. Ad valorem and personal property and similar obligations on the Assets the Seller transfers under this Agreement are the obligation of Seller for periods before the Closing Date and are the obligation of the Buyer for periods after the Closing Date. All such taxes will be prorated as of the Closing Date.

         7.3.2 Income Taxes. Each party shall be responsible for its own state income and federal income taxes, if any, as may result from this transaction.

         7.3.3 Sales and Use Taxes. Buyer will be responsible for all sales, use and similar taxes applicable to the transfer of the Assets. If Seller is required to pay such sales, use or similar taxes on behalf of Buyer, Buyer will reimburse Seller for such taxes paid by Seller.

         7.3.4 Incidental Expenses. Each party shall bear its own respective expenses incurred in connection with the negotiation and Closing of this transaction, including it own consultants' fees, attorneys' fees, accountants' fees, and other similar costs and expenses.

             ARTICLE 8. RETAINED AND ASSUMED RIGHTS AND OBLIGATIONS

8.1 Buyer's Rights After Closing. Upon and after Closing, Buyer will receive and assume all of Seller's right, title and interest to the Assets, as of the Closing Date.

8.2 Buyer's Obligations After Closing. Upon and after Closing, Buyer will unconditionally and irrevocably assume, pay, perform and discharge all of the liabilities, obligations and duties with respect to the ownership of the Assets on or after the Closing Date, except as otherwise provided in this Agreement (the "Buyer's Assumed Obligations"). The Buyer's Assumed Obligations include without limitation:

         8.2.1 All performance obligations under the Contracts the Buyer receives that are attributable to and accrue in the period on and after the Closing Date;

         8.2.2 All Claims (as defined in Section 8.4.1) arising from Buyer's ownership or operating of the Assets on and after the Closing Date; and

         8.2.3 All Claims (as defined in Section 8.4.1) arising from any inaccuracy in any representations or warranties of Buyer under this Agreement.

         8.2.4 All warranty obligations, expressed or implied, of Buyer with respect to the Jupiter and Galileo products sold or services rendered by Buyer after the Closing Date.

         8.2.5 All Claims arising out of any suits, claims or proceedings brought or asserted by a third party and which are alleged to have arisen or are attributable to the period on or after the Closing Date.

8.3 Seller's Obligations After Closing. After Closing, Seller will retain responsibility for all liabilities, obligations and duties with respect to the ownership of the Assets before the Closing Date, except as otherwise specifically provided in this Agreement (the Seller's Retained Obligations"). The Seller's Retained Obligations include without limitation:

         8.3.1 All performance obligations under the Contracts that are attributable to and accrue in the period before the Closing Date;

         8.3.2 All Claims (as defined in Section 8.4.1) arising from Seller's ownership or operation of the Assets before the Closing Date.

         8.3.3 All Claims (as defined in Section 8.4.1) arising from any inaccuracy in any representations or warranties of Seller under this Agreement.

         8.3.4 All warranty obligations, expressed or implied, of Seller with respect to the Jupiter and Galileo products sold or services rendered by Seller on or prior to the Closing Date and as set forth in Schedule 8.3.4 hereto ("Warranty Obligations"). Seller and Buyer agree that Buyer will perform the services necessary to fulfill the Warranty Obligation that continue after the Closing Date, and that Seller shall pay all direct material and labor costs, plus a ten percent (10%) mark-up, borne by Buyer to fulfill such Warranty Obligations that continue after the Closing date.

         8.3.5 All Claims arising out of any suits , claims or proceedings brought or asserted by a third party and which are alleged to have arisen or are attributable to the period prior to the Closing Date.

8.4      Indemnities.

         8.4.1 Definition of Claims. As used in this Agreement, the term "Claims" means any and all losses, liabilities, damages, obligations, expenses, fines, penalties, costs, claims, causes of action and judgments for: (i) breaches of contract; (ii) loss or damage to property, injury to or death of persons, and other tortious injury; (iii) liability assessments due to strict liability of which notice has been given by the relevant third party, and (iv) violations of which notice has been given by the relevant third party of published, binding and applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or equity. The term "Claims" also includes reasonable attorneys; fees, court costs, and other reasonable costs of litigation resulting from the defense of any claim or cause of action within the scope of the indemnities in this Agreement.

         8.4.2 Application of Indemnities. All indemnities set forth in this Agreement extend to the officers, directors, employees and affiliates of the party indemnified. The indemnities set forth in this Agreement do not extend to any part of an indemnified Claim to the extent caused by the negligence, willful misconduct or fraud of the indemnified party or the result of the imposition of punitive damages on the indemnified party.

         8.4.3 Seller's Indemnity. To the extent that Buyer is not otherwise indemnified pursuant to indemnification provisions of Contracts that have been conveyed, transferred and assigned to Buyer in connection with this Agreement, Seller shall indemnify, defend and hold Buyer harmless from and against any and all Claims caused by, resulting from or incidental to Seller's Retained Obligations described in Section 8.3 of this Agreement, to the extent such Claims related to the Assets.

         8.4.4 Buyer's Indemnity. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Claims caused by, resulting from or incidental to Buyer's Assumed Obligations set forth in Section 8.2 of this Agreement, to the extent such Claims relate to the Assets.

         8.4.5 Notices and Defense of Claims. Each party shall immediately notify the other affected party of any Claim of which it becomes aware and for which it is entitled to indemnification from the other party under this Agreement. The indemnifying party shall be obligated to defend at the indemnifying party's sole expense any litigation or other administrative or adversarial proceeding against the indemnified party relating to any Claim for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless under this Agreement. However, the indemnified party shall have the right to participate with the indemnifying party in the defense of any such Claim at its own expense.

         8.4.6    Limitations.

                  (i) Each warranty, covenant and agreement of indemnity contained in this Agreement shall survive the Closing and the delivery of instruments of conveyance by the parties hereto, and shall not be deemed to have been superseded by the terms and conditions of the instruments delivered at the Closing. All warranties, representations and agreements of indemnity shall survive for a period of one (1) year from the Closing Date, except Buyer's obligation sunder Section 8.2.4 and Seller's obligations under Section 8.3.4 which shall survive without any limitation.

                  (ii) In calculating the amount of any Claim for which any indemnifying person is liable under this Section 8.4, there shall be taken into consideration the value of any federal or state income tax effects on, or insurance amounts recovered by, the indemnified person that result from the circumstances to which the Claim related or from which the Claim arose.

         8.4.7    Limitation of Seller's Liability.

                  (i) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of the Seller for any Claim, individually or in the aggregate with all other Claims covered by this Agreement, for which indemnification is required by Seller pursuant to Section 8.4.3, shall be limited to the full amount of the adjusted Cash Consideration. Buyer agrees to hold Seller harmless for any Claims greater than such amount.

                  (ii) The Buyer is entitled to indemnification pursuant to this Agreement only to the extent that the amount of any Claim, individually or in the aggregate with all other Claims covered by this Agreement, exceeds Ten Thousand Dollars ($10,000) and is not a Buyer's Assumed Obligation.

         8.4.8    Limitation of Buyer's Liability.

                  (i) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the aggregate liability of the Buyer for any Claim, individually or in the aggregate with all other Claims covered by this Agreement, for which indemnification is required by a Buyer pursuant to Section 8.4.4, shall be limited to the full amount of the adjusted Cash Consideration. Seller agrees to hold Buyer harmless for any Claims greater than such amount.

                  (ii) The Seller is entitled to indemnification pursuant to this Agreement only to the extent that the amount of any Claim, individually or in the aggregate with all other Claims covered by this Agreement, exceeds Ten Thousand Dollars ($10,000) and is not a Seller's Retained Obligation.

         8.4.9 Limitation on Claims. Neither party to this Agreement shall make a claim against the other party to this Agreement except pursuant to and subject to the limitations contained in, this
                  Section 8.4.

         8.4.10 Inconsistent Provisions. The provisions of this Section 8.4 shall govern and control over any inconsistent provisions of this Agreement.

                       ARTICLE 9. MISCELLANEOUS PROVISIONS

9.1 Notices. All notices under this Agreement must be in writing. Any notice under this Agreement may be given by personal delivery, facsimile transmission, U.S. mail (postage prepaid), or commercial delivery service, and will be deemed duly given when received by the party charged with such notice and addressed as follows:

                     Buyer                               Seller
                     -----                               ------

         Innovative Transducers Inc.             Bison Instruments, Inc.
         17200 Park Row                          5610 Rowland Road
         Houston, Texas 77084-4925               Minneapolis, Minnesota
                                                 55343-8956
         Attn.: Sam Bull                         Attn.: Larry Martin
         Fax: 281-579-8656                       Fax: 612-931-0997

         with required copy (which shall not constitute notice) to:

         Tech-Sym Corporation
         10500 Westoffice Drive, Suite 200
         Houston, Texas 77042-5391
         Attn.: General Counsel
         Fax: 713-780-3524

         Either party, by written notice to the other, may change the address or the individual to which or to whom notices are to be sent under this Agreement.

9.2 Public Announcements. Neither party may make press releases or other public announcements concerning this transaction, without the other party's prior written approval and agreement to the form of the announcement except: (a) as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange; and (b) Seller may disclose the transaction to its shareholders in writing and by announcement.

9.3 Survival or Representations and Warranties. All of the representations, warranties, indemnities and other agreements of or by the parties to this Agreement shall survive the execution and delivery of the closing documents and the transfer of assets between the parties.

9.4 Exhibits. The Exhibits attached to this Agreement are incorporated into and make a part of this Agreement. In the event of a conflict between the provisions of the Exhibits or the executed Closing documents and the foregoing provisions of this Agreement, the provisions of this Agreement shall take precedence. The omission of certain provisions of this Agreement from the Closing documents does not constitute a conflict between this Agreement and the Closing documents and will not effect of merger of the omitted provisions.

9.5 Integration and Amendment. This Agreement represents the entire agreement between the parties, superseding all prior negotiations, and may not be amended or modified except by written agreement between duly authorized representatives of the parties.

9.6 Successors and Assigns. This Agreement binds and inures to the benefit of the parties hereto and their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies.

9.7 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed modified to the extent necessary to make it valid and enforceable and if it cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall constitute one document.

9.9 Governing Law. This Agreement shall be governed by the laws of the State of Texas.

9.10     Arbitration.

         (i) All disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of any party hereto, be finally determined and settled pursuant to arbitration in Wilmington, Delaware by three arbitrators, one to by appointed by Buyer, and one by Seller, and a neutral arbitrator to be appointed by such two appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (a) either party fail to appoint an arbitrator as hereinabove contemplated within ten (10) days after the party not requesting arbitration has received such written request, or (b) the two arbitrators appointed by or on behalf of the parties as contemplated by this Section 9.10 fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed, then any person sitting as a Judge of the United Stated District Court for a district covering Wilmington, Delaware, upon application of Seller or of Buyer, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

         (ii) The arbitration proceeding shall be conducted in accordance with the Rules of the American Arbitrator Association. A determination, award of other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of extending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by Buyer and Seller. This arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

         IN WITNESS WHEREOF, the authorized representatives of the Parties executed this Agreement on the date indicated in the opening paragraph of this Agreement.

INNOVATIVE TRANSDUCERS INC.                BISON INSTRUMENTS, INC.

By:                                        By:
     -------------------------------            --------------------------------
Name:  Philip "Sam" Bull                   Name:  Lawrence M. Martin
Title: President                           Title: General Manager